EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 12th day of April 2016 (the “Effective Date”), by and between BIOTRICITY INC., a Nevada corporation (the “Employer”) and WAQAAS AL-SIDDIQ (the “Executive”).

RECITALS

WHEREAS the Employer and the Executive have agreed to enter into this Agreement to formalize in writing the terms and conditions reached between them governing the Executive's employment with the Employer;

NOW THEREFORE in consideration of the covenants in this Agreement and for other consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

ARTICLE I
COMMENCEMENT AND TERM

1.01

Term

The term of this Agreement shall commence on and shall be effective from the Effective Date and shall continue until terminated hereunder.

ARTICLE II
ASSIGNMENT

2.01

Position

The Executive shall be employed by the Employer in Toronto, ON as a member of the senior management team in the position of Chief Executive Officer (“CEO”) of the Employer. The Executive shall report directly to the board of directors of the Employer (the “Board”).

2.02

Duties

The Executive shall perform the duties and exercise the powers that are normally performed or exercised by a CEO in a comparable corporation, subject to applicable laws, including but not limited to overseeing all operations of the Employer, being responsible for product management and the development of corporate technology, maintaining corporate timelines for projects, and any other duties as may be determined from time to time by the Board. In addition, the Executive shall exercise such powers as prescribed by the Board but subject to the By-Laws of the Employer. The Executive acknowledges that the nature of the Executive's position and duties may require frequent travel and frequent performance of work at irregular times acting reasonably.

2.03

Director Position

During the Executive's employment, the Executive agrees to serve as a Director of the Employer in the role of Chairman, for so long as the Executive is nominated and elected therefore.

ARTICLE III
REMUNERATION

3.01

Salary

The Employer shall pay the Executive during the term of this Agreement an annual base salary of $240,000, subject to the increases below (“Annual Base Salary”). The Executive's Annual Base Salary shall be paid in accordance with the Employer's customary payroll practices and shall be pro-rated for any partial year or month of employment. If the Employer successfully secures an aggregate $6 million or more pursuant to one or more arm's length, third-party debt or equity financings, the Executive’s Annual Base Salary shall increase to $300,000, and to be confirmed in writing. During the Employment Period, the Annual Base Salary shall be reviewed at least annually by the Board. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase (unless otherwise agreed to by the Executive) and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so increased or adjusted.

3.02

Annual Bonus

The Executive shall be eligible to receive a minimum annual bonus of 50% of the Executive’s Annual Base Salary for the prior year based on the Executive’s individual performance and the achievement of corporate objectives as determined by the Board. Objectives will be defined by the Board and provided to the Executive at the start of every annual period. The Employer shall pay the bonus on an annual basis within sixty (60) days after Board approval. In order to receive a bonus payout, the Executive must be actively employed by the Employer on the date the bonus is paid out, unless the Executive is terminated without cause. For greater certainty, in the event of the cessation of the Executive’s employment with the Employer, the Executive will be deemed to be no longer actively employed as of the date specified in the written notice of termination from the Employer and shall not be deemed to be employed during the period of notice of termination to which the Executive may be entitled under contract, statute, common law or otherwise.

3.03

Stock Options

Within thirty (30) days after the Effective Date, the Employer shall grant the Executive options to purchase 10% of the Employer’s outstanding shares. Such options shall be subject to the terms and conditions of an option agreement between the Executive and the Employer and shall contain such terms and conditions as are mutually agreed to by the Executive and the Employer, including that the options granted to the Executive pursuant to this Section 3.03 shall vest in thirty-six (36) equal installments on a monthly basis, beginning with the month in which the options are granted. The BOD may from time to time grant additional options based upon the Executive’s performance and the objectives set out by the BOD.

3.04

Benefits

The Executive shall be entitled to participate in the Employer's benefit plans generally made available to its employees, including all standard medical benefit plans, in accordance with the terms of such plans.

3.05

Vacation

The Executive shall be entitled to four (4) weeks' paid vacation per calendar year to be taken at a time or times mutually agreeable to the Executive and the Employer, taking into account the Employer's operational needs. Vacation in the first and last years of employment shall be pro-rated based on the period of time actually worked by the Executive for the Employer in the calendar year. Vacation must be taken in the year it is earned. Any vacation in excess of the statutory minimum amount not taken in the year in which it is earned shall be forfeited. At cessation of employment, vacation taken but not yet earned will be deducted from the Executive's final pay owing.

3.06

Reimbursement; Change in Location

(a)

The Employer shall reimburse the Executive for all expenses reasonably and properly incurred in connection with the performance of the Executive's duties during the term of this Agreement, upon being provided with proper vouchers or receipts.

(b)

In addition to Section 2.02 above, if the Employer requires Executive to be assigned to work full-time at a location outside of Toronto, ON or its suburbs, the Employer shall reimburse the Executive for relocation expenses reasonably and actually incurred by the Executive in connection with such relocation, on condition that the Executive submits proper vouchers and receipts to support such expenses. Furthermore, if the Employer requires Executive to be assigned to work full-time at a location outside of Toronto, ON or its suburbs or California, if the Executive does not wish to so relocate, it shall be deemed termination by the Employer without just cause under Section 6.02 of this Agreement.

3.07

Professional Development

Subject to the Board’s prior approval, the Employer will pay for or reimburse the Executive for the costs of professional development activities relating to his position and responsibilities hereunder that are completed by the Executive during the term of this Agreement, upon being provided with proper vouchers or receipts.

ARTICLE IV
COVENANTS OF THE EXECUTIVE

4.01

Full Time and Attention

During the Executive's employment, the Executive shall devote such time and attention as is necessary and prudent to perform his duties and responsibilities hereunder and shall well and faithfully serve the Employer and shall use the Executive's best efforts to promote the interests of the Employer. The Executive may engage in other professional activities outside of work hours, including being active in charitable organizations, so long as his activities thereunder do not constitute a violation of any provision of this Agreement and do not result in a significant potential for a true or perceived conflict of interest with respect to the Executive's duties and responsibilities hereunder. Such activities will require disclosure and approval from the Board.

4.02

Duties and Responsibilities

The Executive shall duly and diligently perform all the duties assigned to the Executive while in the employ of the Employer and shall truly and faithfully account for and deliver to the Employer all money, securities and things of value belonging to the Employer which the Executive may from time to time receive for, from or on account of the Employer.

4.03

Rules and Regulations

The Executive shall be bound by and shall faithfully observe and abide by all applicable laws (including but not limited to the securities laws of the United States) as well as the announced rules and regulations of the Employer from time to time in effect or force.

4.04

Conflict of Interest

The Executive shall refrain from any situation in which the Executive's personal interests conflict, or may appear to conflict, with the Executive's duties with the Employer. Accordingly, the Executive shall not participate in the ownership of, have any financial involvement with or work for, any competing business or for any client or potential client of the Employer. The Executive acknowledges that if there is any doubt in this respect, the Executive shall inform the Board and obtain written authorization.

ARTICLE V
RESTRICTIVE COVENANTS

5.01

Definitions

(1)

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)

“Business” means (i) a business in the field of cardiac diagnostic monitoring that provides a remote cardiac monitoring solution to physicians that is insurance reimbursable under Current Procedural Terminology codes and (ii) any business of the Employer in effect from time to time.

(b)

“Confidential Information” means confidential information of the Employer, including but not limited to trade secrets, customer lists, Intellectual Property and other confidential information concerning the business and affairs of the Employer.

(c)

“Intellectual Property” means, without limitation, any domestic and foreign:

(i) patents, inventions, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions, developments, trade secrets, know-how, methods, processes, designs, technology, technical data, schematics, formulae and client lists, and documentation relating to any of the foregoing; (iii) works of authorship, copyrights, copyright registrations and applications for copyright registration; (iv) designs, design registrations, design registration applications and integrated circuit topographies; (v) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vi) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; and (vii) any other intellectual property and industrial property and moral rights, title and interest therein, anywhere in the world and whether registered or unregistered or protected or protectable under applicable intellectual property laws,

And as the same related to Section 5.03, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Employer or while providing services to the Employer, including the copyright thereon.

(d)

In the context of any action taken by the Executive, the words “directly or indirectly” include any action taken by the Executive for the Executive’s own benefit or the benefit of any person competing with the Employer, whether taken individually or in partnership or jointly or in conjunction with any person as principal, agent, trustee, employee or shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed).

5.02

Confidential Information

(1)

The Executive acknowledges that, by reason of the Executive's employment with the Employer, the Executive will have access to Confidential Information. The Executive agrees that, during and after the Executive's employment with the Employer, the Executive shall not disclose to any person, except in the proper course of the Executive's employment with the Employer, or use for the Executive's own purposes or for any purposes other than those of the Employer, any Confidential Information acquired, created or contributed to by the Executive.

(2)

Any breach of Section 5.02(1) by the Executive will result in material and irreparable harm to the Employer although it may be difficult for the Employer to establish the monetary value flowing from such harm. The Executive therefore agrees that the Employer, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach by the Executive of Section 5.02(1).

5.03

Intellectual Property

The Executive hereby irrevocably and unconditionally waives all moral rights arising under the Copyright Act (Canada) as amended (or any successor legislation of similar effect), the U.S. Copyright Act, as amended (or any successor legislation of similar effect) or similar legislation in any applicable jurisdiction, or at common law, that the Executive may have now or in the future with respect to Intellectual Property, including, without limitation, any right the Executive may have to have the Executive's name associated with the Intellectual Property or to have the Executive's name not associated with the Intellectual Property, any right the Executive may have to prevent the alteration, translation or destruction of the Intellectual Property, and any rights the Executive may have to control the use of the Intellectual Property in association with any product, service, cause or institution.  The Executive agrees that this waiver may be invoked by the Employer, and by any of its authorized agents or assignees, in respect of any or all of the Intellectual Property. The Executive further agrees to, promptly, at the request of the Employer, take all such steps and execute all such assignments and other documents as the Employer may reasonably require or consider helpful to effect the assignment and transfer of the Intellectual Property and to protect, obtain or maintain any patents, copyrights, trade-marks or other proprietary rights in the Intellectual Property.

5.04

Non-Competition

(1)

At any time during the Executive's employment hereunder and, if the Employer terminates the Executive’s employment for just cause as provided in Section 6.01, the Executive must not, in any manner whatsoever, without the prior written consent of the Employer for a period of twelve (12) months from the date of termination of the Executive's employment, directly or indirectly:

(a)

carry on, engage in or be concerned with or interested in; or

(b)

lend money to, guarantee the debts or obligations of or permit the Executive's name or any part thereof to be used or employed by any person engaged in or concerned with or interested in,

any entity or person that engages in or contemplates engaging in a business that it the same or similar to the Business.

(2)

The Executive acknowledges and confirms that all restrictions in Section 5.04(1) above are reasonable and valid and waives all defenses to the strict enforcement thereof.

5.05

Non-Solicitation

(1)

The Executive must not, in any manner whatsoever, without the prior written consent of the Employer, at any time during the Executive's employment hereunder and for a period of twelve (12) months from the date of cessation of the Executive's employment for any reason, directly or indirectly:

(a)

induce or endeavor to induce any employee of the Employer to leave his or her employment, whether or not such employee would breach his or her contract of employment by doing so;

(b)

employ or attempt to employ or assist any person to employ any employee of the Employer; or

(c)

solicit, endeavor to solicit or gain the custom of, canvass or interfere with the Employer's relationships with any person that:

(i)

is a customer of the Employer at the date of cessation of the Executive’s employment and with whom the Executive had any dealings on behalf of the Employer in the twelve month (12) period immediately preceding the date of cessation of his employment;

(ii)

was a customer of the Employer at any time within twelve (12) months prior to the date of cessation of the Executive’s employment and with whom the Executive had any dealings on behalf of the Employer in the twelve month (12) period immediately preceding the date of cessation of his employment; or

(iii)

has been pursued as a prospective customer by or on behalf of the Employer at any time within twelve (12) months prior to the date of cessation of the Executive’s employment and in respect of whom the Executive participated in such pursuit and in respect of whom the Employer has not determined to cease all such pursuit, for the purpose of selling any products or services to the customer or potential customer, or for the purposes of soliciting orders of any products or services from that customer or potential customer, where such products or services are substantially similar to or competitive with the products or services sold by the Employer at the date of cessation of the Executive's employment.

(2)

Notwithstanding Section 5.05(1), the Executive must not, in any manner whatsoever, without the prior written consent of the Employer, at any time during the Executive's employment hereunder and for a period of twelve (12) months from the date of cessation of the Executive's employment for any reason, provide any products or services to any customer or potential customer of the Employer with whom the Executive had dealings on behalf of the Employer in the twelve (12) month period immediately preceding the date of cessation of the Executive's employment, where such products or services are substantially similar to or competitive with the products or services sold by the Employer at the date of cessation of the Executive's employment.

(3)

The Executive acknowledges and confirms that all restrictions in Section 5.05(1) and 5.05(2) are reasonable and valid and waives all defenses to the strict enforcement thereof.

5.06

Non-Disparagement

The Executive agrees not to make critical, negative or disparaging remarks about the Employer or its management, business or employment practices; provided that nothing in this paragraph shall be deemed to prevent the Executive from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, or to enforce this Agreement. The Employer agrees to direct its officers and directors not to make critical, negative or disparaging remarks about the Executive; provided that nothing in this paragraph shall be deemed to prevent the Employer or its officers or directors from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, or to enforce this Agreement.

5.07

Acknowledgements

The Executive acknowledges that:

(a)

the business of the Employer is (or is intended to be) carried on throughout but not limited to North America initially and that the Employer is interested in and solicits or canvasses opportunities (or intends to solicit or canvas opportunities) throughout but not limited to North America initially;

(b)

the reputation of the Employer in the industry and its relationships with its current and future customers is or will be deemed to be the result of hard work, diligence and perseverance on behalf of the Employer over an extended period of time;

(c)

the nature of the business of the Employer is such that the on-going relationship between the Employer and its customers is material and has a significant effect on the ability of the Employer to continue to obtain business from its customers with respect to both long term and new contracts; and

(d)

in light of the foregoing, it is fair, reasonable and necessary for the protection of the value of the Employer and its affiliates that the Executive agrees to the restrictions in this Article V.

ARTICLE VI
TERMINATION OF EMPLOYMENT

6.01

Termination by the Employer for Just Cause

The Employer may terminate the Executive's employment hereunder at any time for just cause without payment of any compensation either by way of anticipated earnings or damages of any kind, except for Annual Base Salary and vacation pay accrued and owing up to the effective date of termination. In the event the Employer terminates the Executive’s employment under this Section 6.01, the Executive shall have ninety (90) days after the effective date of termination to exercise any options he holds in the Employer and otherwise in accordance with the terms of any stock option agreement, grant letter or similar document evidencing such options, that vested but are unexercised on or before the effective date of termination. Any unvested options of the Employer held by the Executive on the effective date of termination shall immediately be cancelled on the effective date of termination and shall not be exercisable by the Executive thereafter. The Executive shall not be entitled to any compensation or damages whatsoever arising out of the cancellation of any options. For the purposes of this Agreement, “just cause” shall mean (a) a material breach by the Executive of the terms of this Agreement; (b) a conviction of or plea of guilty or nolo contendere to any felony or any other crime involving dishonesty or moral turpitude, (c) the commission of any act of fraud or dishonesty, or theft of or intentional damage to the property of the Employer, (d) willful or intentional breach of the Executive’s fiduciary duties to the Employer, (e) the violation of a material policy of the Employer as in effect from time to time or (f) any act or conduct that would constitute cause at common law.

6.02

Termination by the Employer Without Just Cause

(1)

If the Executive’s employment is terminated by the Employer for any reason other than for just cause, the Employer shall provide the Executive with:

(a)

a severance payment equal to twelve (12) months of the Executive's then Annual Base Salary plus an amount equal to the last annual bonus paid to the Executive pursuant to Section 3.02, less any amounts owing by the Executive to the Employer;

(b)

all Annual Base Salary and vacation pay accrued and owing; and

(c)

a continuation of the Employer’s contributions necessary to maintain the Executive’s participation for the minimum period prescribed by applicable employment standards legislation in all group insurance and benefit or pension plans or programs provided to the Executive by the Employer immediately prior to the termination of the Executive’s employment. The Executive agrees that the Employer may deduct from any payments hereunder the Executive’s benefit plan contributions which were regularly made during the term of this Agreement and the Executive’s employment in accordance with the terms of all plans or programs.

(2)

If the Executive’s employment is terminated by the Employer pursuant to this Section 6.02, the Executive shall have one hundred and eighty (180) days after the effective date of termination to exercise any options he holds in the Employer and otherwise in accordance with the terms of any stock option agreement, grant letter or similar document evidencing such options, that vested but are unexercised on or before the effective date of termination.  Any unvested options granted to or held by the Executive on the effective date of termination shall immediately be cancelled on the effective date of termination and shall not be exercisable by the Executive thereafter. The Executive shall not be entitled to any compensation or damages whatsoever arising out of the cancellation of any options.

6.03

Voluntary Resignation

In the event the Executive voluntarily resigns his employment, the Executive shall (a) provide at least one (1) month prior written notice, (b) be entitled only to Annual Base Salary and vacation pay accrued and owing up to the effective date of resignation and (c) have ninety (90) days after the effective date of resignation to exercise any options he holds in the Employer and otherwise in accordance with the terms of any stock option agreement, grant letter or similar document evidencing such options, that vested but are unexercised on or before the effective date of resignation. Any unvested options of the Employer held by the Executive on the effective date of resignation shall immediately be cancelled on the effective date of resignation and shall not be exercisable by the Executive thereafter. The Executive shall not be entitled to any compensation or damages whatsoever arising out of the cancellation of any options.

6.04

Return of Property

Upon any cessation of the Executive's employment under this Agreement for any reason, and as a condition of the Employer paying the Executive any termination payments or benefits required hereunder, the Executive shall at once deliver or caused to be delivered to the Employer all books, documents, effects, money, securities or other property belonging to the Employer or for which the Employer is liable to others, which are in the possession, charge, control or custody of the Executive.

6.05

Release

The Executive acknowledges and agrees that the payments and benefits pursuant to this Article shall be in full satisfaction of all terms of termination of the Executive's employment, including termination pay and severance pay pursuant to any applicable law or legislation, including the Employment Standards Act, 2000 (Ontario) as amended from time to time or any other applicable legislation. Except as otherwise provided in this Article, the Executive shall not be entitled to any further termination payments, damages, entitlements or compensation whatsoever unless required by any applicable law or legislation, including the Employment Standards Act, 2000 (Ontario). As a condition precedent to any payment pursuant to this Article that exceeds the Executive’s minimum statutory entitlements, the Executive agrees to deliver to the Employer prior to any such payment, a full and final release from all actions or claims in connection therewith in favor of the Employer, its affiliates, subsidiaries, directors, officers, employees and agents, in a form reasonably satisfactory to the Employer.

ARTICLE VII
DIRECTORS AND OFFICERS

7.01

Resignation

If the Executive is a director or officer at the date of cessation of the Executive’s employment, the Executive agrees that upon termination of, or resignation from, the Executive's employment with the Employer (or upon receiving written notice from the Employer during the Executive's employment directing the Executive to resign immediately as a director and/or officer), the Executive will tender the Executive's resignation from any position the Executive may hold as an officer or director of the Employer or any of its subsidiaries, affiliated or associated companies.

7.02

Indemnity

Subject to the provisions of the Business Corporations Act (Ontario) or any other applicable legislation within or without the United States, including the Nevada Revised Statutes, the Employer agrees to indemnify and save the Executive harmless from and against all demands, claims, costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the Executive in respect of any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of being or having been a director or officer of the Employer or of any affiliated Employer, whether before or after any termination if:

(a)

the Executive acted honestly and good faith with a view to the best interests of the Employer; and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that the Executive's conduct was lawful.

7.03

Insurance

If the Executive is a director or officer at the relevant time, the Executive shall be covered by comprehensive directors' and officers' liability insurance, which shall be established and maintained by the Employer at its expense. The insurance policies to be maintained by the Employer hereunder may contain customary exclusions from coverage.

ARTICLE VIII
CONTRACT PROVISIONS

8.01

No Breach of Obligation to Others

The Executive acknowledges and represents to the Employer that in carrying out the Executive's duties and functions for the Employer, the Executive will not disclose to the Employer any confidential information of any third party. The Executive acknowledges and represents to the Employer that the Executive has not brought to the Employer nor will the Executive use in the performance of the Executive's duties and functions with the Employer any confidential materials or property of any third party. The Executive further acknowledges and represents that the Executive is not a party to any agreement with or under any legal obligation to any third party that conflicts with any of the Executive's obligations to the Employer under this Agreement.

8.02

Headings

The headings of the Articles and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

8.03

Independent Advice

The Executive confirms that he has had a reasonable opportunity to obtain independent legal advice regarding this Agreement and that the Executive is signing this Agreement freely and voluntarily with full understanding of its contents.

8.04

Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, without regards for the conflict of laws provisions thereof.  Each of the parties hereto agrees that any action or proceeding related to this Agreement must be brought in any court of competent jurisdiction in the State of Nevada, and for that purpose hereby submits to the jurisdiction of such courts.

8.05

Entire Agreement

This Agreement, together with the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the Executive's employment, and it cancels and replaces any and all prior understandings and agreements between the Executive and the Employer, including the agreement between the Employer and The Laqa Group Inc. dated as of July 1, 2015. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by the within Agreement. The Executive acknowledges that neither the Executive nor The Laqa Group Inc. shall be entitled to any compensation in lieu of notice or damages as a result of the termination of any consulting or independent contractor agreement between the Employer and the Executive and/or The Laqa Group Inc.

8.06

Pre-Contractual Representations

The Executive hereby waives any right to assert any claim based on any pre-contractual representations, negligent or otherwise, made by the Employer.

8.07

Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. Notwithstanding anything to the contrary herein, if any applicable law or governmental entity shall reduce the time period or scope during which the Executive shall be prohibited from engaging in any competitive or soliciting activity described in this Agreement, the period of time or scope, as the case may be, for which the Executive shall be prohibited shall be reduced to the maximum time or scope permitted by law.

8.08

Notice

Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

(a)

in the case of the Employer:

iMedical Innovations Inc.

75 International Blvd Suite 300

Toronto, ON M9W 6L9

Attention: Board of Directors

Fax No.: •

(b)

in the case of the Executive:

Waqaas Al-Siddiq

33 Elm Dr. W. #PH-2708

Mississauga, ON L5B 4M2

or to the last address of the Executive in the records of the Employer or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

8.09

Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

8.10

Successors

This Agreement shall be personal as to the Executive and shall not be assignable by the Executive subject to the terms herein. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the

Executive and the successors and assigns of the Employer. The Employer may assign this Agreement, in its sole discretion, to any corporate affiliate or Subsidiary of the Employer.

8.11

Taxes and Deductions

All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

8.12

Currency

All dollar amounts set forth or referred to in this Agreement refer to U.S. currency.

8.13

Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.14

Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement duly executed by the Employer.

8.15

Equitable Remedies

The Executive hereby agrees and acknowledges that it would be extremely difficult to measure the damages that might result from any breach of any of the covenants of the Executive contained herein and that any breach of any of the covenants of the Executive might result in irreparable injury to the business for which monetary damages could not adequately compensate. If a breach of any of the covenants of the Executive occurs, the Employer shall be entitled, in addition to any other rights or remedies the Employer may have at law or in equity, to have an injunction issued by any competent court (without the need to post a bond) enjoining and restricting the Executive and all other parties involved therein from continuing such breach.

8.16

Section 409A

This Agreement is intended to comply with or be exempt from Section 409A of the Code and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of the Executive’s separation from service with the Employer he is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service with the Employer (or the earliest date as is permitted under Section 409A of the Code), and the Employer will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Employer, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Employer. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision in this Agreement providing for any right of offset or set-off by the Employer shall not permit any offset or set-off against payments of “non-qualified deferred compensation” for purposes of Section 409A of the Code or other amounts or payments to the extent that such offset or set-off would result in any violation of Section 409A or adverse tax consequences to the Executive under Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BIOTRICITY INC.

By:	/s/ Waqaas Al-Siddiq
Name: Waqaas Al-Siddiq Title: CEO

/s/ Waqaas Al-Siddiq
Waqaas Al-Siddiq